PLAN AND AGREEMENT OF MERGER
           Universal Property Development and Acquisition Corporation
                             (A Nevada Corporation)
                                       and
                               ProCore Group, Inc.
                           (A California Corporation)

      This Plan and Agreement of Merger, made and entered into on this 17th day of June, 2005, by and between Universal Property Development and Acquisition Corporation ("Universal"), a Nevada corporation, and ProCore Group, Inc. ("ProCore"), a California corporation. Universal and ProCore are from time to time herein referred to as the "Constituent Corporations"

                                    RECITALS

      A. Universal is a corporation organized and existing under the laws of the State of Nevada, its Certificate of Incorporation having been filed in the office of the Secretary of State of the State of Nevada on June 17, 2005 and ProCore is a corporation organized and existing under the laws of the State of California, its Certificate of Incorporation having been filed in the office of the Secretary of State of California on August 15, 1983.

      B. The Boards of Directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations and their respective shareholders that ProCore be merged with and into Universal for the purpose of changing the jurisdiction of incorporation of ProCore from the State of California to the State of Nevada.

      C. Each of the Constituent Corporations has adopted the Plan of Merger embodied in this Agreement by written consent of the shareholders.

                                    AGREEMENT

      In consideration of the terms hereof, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

1. THE MERGER

1.1 The Merger

      Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), ProCore shall be merged with and into Universal in accordance with the applicable laws of the States of California and Nevada (the "Merger"). The separate existence of ProCore shall cease and Universal shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Nevada.


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1.2 Effective Date

      The Merger shall become effective as provided in the applicable laws of the States of Nevada and California, after satisfaction of the requirements of said laws and with the filing of the Articles of Merger with the Secretary of State of the State of Nevada and a certified copy thereof with the Secretary of State of the State of California.

1.3 Certificate of Incorporation

      On the Effective Date, the Certificate of Incorporation of Universal, as in effect immediately prior to the Effective Date, shall continue in full force and effect, without amendment, as the Certificate of Incorporation of the Surviving Corporation.

1.4 Bylaws

      On the Effective Date, the Bylaws of Universal, as in effect immediately prior to the Effective Date, shall continue in full force and effect, without amendment, as the Bylaws of the Surviving Corporation.

1.5 Directors and Officers

      The directors and officers of Universal immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation, until their successors have been duly elected and qualified or until otherwise provided by law, the Bylaws or Certificate of Incorporation.

2. Conversion of Shares

2.1 ProCore Stock

      Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of ProCore issued and outstanding immediately prior to the Effective Date will be cancelled and extinguished and automatically converted into the right to receive shares of Universal at the rate of one (1) share Universal for every one hundred (100) shares ProCore with all resulting holders of one (1) or less share Universal receiving ten (10) times such fractional value and every shareholder receiving at least ten (10) shares Universal.

      Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of convertible preferred stock of ProCore outstanding immediately prior to the Effective Date will be cancelled and extinguished and automatically converted into the right to receive equivalent convertible preferred shares of Universal subject at conversion to the common stock conversion rate of one (1) common share Universal for every one hundred (100) common shares ProCore.


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2.2 Universal Stock

      Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of Universal common stock outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

2.3 Options

      Upon the Effective Date, the Surviving Corporation shall assume and continue the rights and obligations of ProCore under each then outstanding option to purchase ProCore common stock and the outstanding and unexercised portions of all options and rights to buy ProCore common stock shall become options or rights to buy one-one hundredth (1/100) share of Survivor Stock with no other changes in the terms and conditions of such options or rights, including exercise prices, and upon the Effective Date, the Surviving Corporation hereby assumes the outstanding and unexercised portions of such options and the rights and obligations of ProCore, consistent herewith, with respect thereto.

2.4 Exchange of Certificates

      Each person who becomes entitled to receive Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation, as promptly as practicable after the Effective Date, a certificate or certificates representing the number of shares of Survivor Stock to which such person is entitled as provided herein.

3. Effect of the Merger

3.1 Rights, Privileges, Etc.

      On the Effective Date of the Merger, the Surviving Corporation, without any further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of ProCore and Universal; all property of every description and every interest therein and all other debts and other obligations of or belonging to or due to each of ProCore and Universal on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without any further act or deed; title to any real estate, or any interest therein vested in ProCore or Universal, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of ProCore and Universal shall be preserved unimpaired, and all liens upon the property of ProCore and Universal shall be preserved unimpaired, and all debts, liabilities obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, obligations and duties had been incurred or contracted by it.


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3.2 Further Assurances

      From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of ProCore such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of ProCore and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of ProCore or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

      After the Effective Date, the Surviving Corporation may be served with process in the State of Nevada in any proceeding for enforcement of any obligation of any Constituent Corporation as well as for the enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Nevada General Corporation Laws, and irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at 14255 US Highway #1, Suite 2180, Juno Beach, FL 33408.

4. General

4.1 Abandonment

      At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either ProCore or Universal or both, notwithstanding the approval of this Agreement by the shareholders of ProCore and Universal.

4.2 Amendment

      At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either ProCore or Universal or both; provided, however, that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the rights of the shareholders of such Constituent Corporation.


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4.3 Governing Law

      This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada and, so far as applicable, the merger provisions of the California Corporations Code.

      IN WITNESS WHEREOF, ProCore and Universal, pursuant to the approval and authority duly conferred by resolutions adopted by their respective Boards of Directors have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party hereto.


ProCore Group, Inc.
A California Corporation

By: /s/
    ------------------------------------------------------------------------
    Kamal Abdallah, President and Chairman


Universal Property Development and Acquisition Corporation

By: /s/
    ------------------------------------------------------------------------
    Kamal Abdallah, President


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